Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This agreement (the “Agreement”) is entered into effective November 1, 2016 (the “Effective Date”), by and between FREDEREC C. GREEN (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”), who, in return for the mutual promises set forth herein, agree as follows:

1.	Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and expire on October 31, 2020 unless terminated earlier as provided for herein.

2.
Scope of Employment. During the Term, the Company shall employ Executive and he shall render services to the Company with the title of Executive Vice President, Chief Operating Officer and such other titles as may be established by the Company from time to time. Executive shall devote his full business time and best effort to the successful functioning of the Company’s business and shall faithfully and industriously perform all duties pertaining to his position, including such additional duties as may be assigned from time to time, to the best of his ability, experience and talent; provided, however, that Executive may pursue charitable or civic activities, engage in passive personal investments, participate in industry association and trade groups, and serve as an executor, trustee or in other similar fiduciary capacities; provided that any such activities do not interfere with the performance of his responsibilities and obligations pursuant to this Agreement. Executive shall be subject at all times during the Term hereof to the direction and control of the Company’s Board of Directors (the “Board”) in respect of the work to be done.

3.	Compensation.

(a)
Base Compensation. During the Term, Executive’s annual salary (the “Base Compensation”) shall be (i) no less than the annualized equivalent of $375,000, (ii) subject to all appropriate federal and state withholding taxes and (iii) payable at the same times and under the same conditions as salaries are paid to the Company’s other employees in accordance with the normal payroll practices of the Company. The Base Compensation shall be reviewed and may be increased from time to time following the Effective Date by the Board (or any applicable committee thereof) in its sole discretion applied consistent with this Section 3(a). The Base Compensation shall at all times during the Term be, and remain, more than the compensation of Executive’s subordinates at such times. If the Base Compensation is adjusted after the Effective Date, the Base Compensation defined above shall also be adjusted for all purposes of this Agreement.

(b)
Annual Bonus. Executive will be eligible to participate in the Company’s annual cash incentive plan at a level that is commensurate with Executive’s position as determined by the Board (or any applicable committee thereof) in its sole and reasonable discretion. The Executive’s Annual Bonus target for service during the 2016 fiscal year will be 75% of Executive’s Base Compensation at December 31, 2016. The Annual Bonus may be based upon achievement of performance measures and objectives established by the Board from time to time. The Annual Bonus is typically paid in the first fiscal quarter of the year following the applicable bonus year. For purposes of this Agreement, an “Annual Bonus” shall mean a cash bonus, if any, awarded by the Board (or any applicable committee thereof) to Executive in recognition of Executive’s service during the preceding fiscal year and in a manner consistent with the Company’s annual bonus programs for senior executives.

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(c)
Long-Term Incentive Compensation. Executive shall be eligible to participate in the Company’s long-term incentive plans that may be in effect from time to time for the Company and its subsidiaries including, without limitation, the Company’s 2016 Long-Term Incentive Plan as well as the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan (collectively the “Plans”), on terms commensurate with his position and duties, as determined by the Board or any other authorized administrator of a Plan (the “Plan Administrator”) in their sole discretion. Program design, including, without limitation, performance measures and weighting, is at the sole discretion of the Plan Administrator. Executive acknowledges that he may be granted awards under Plans that are not subject to the control of the Board (or any applicable committee thereof) including, without limitation, the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan. If so, the obligations of the Board (or any applicable committee thereof) hereunder including, without limitation, any obligation to accelerate the vesting of any such award, shall be fully discharged so long as the Board (or any applicable committee thereof) uses reasonable efforts to ensure that such obligations are met by the applicable Plan Administrator.

4.    Fringe Benefits / Reimbursement of Business Expenses.

(a)
General Employee Benefits. The Company shall make available to Executive, or cause to be made available to him, throughout the period of his employment hereunder, such benefits as may be put into effect from time to time by the Company generally for other senior executives of the Company. The Company expressly reserves the right to modify such benefits available to Executive at any time provided that such modifications apply to other similarly situated employees.

(b)
Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by him in connection with the performance of his duties for the Company, in accordance with and subject to applicable Company expense incurrence and reimbursement policies.

(c)
Other Benefits. During the Term, the Company will pay the Executive’s reasonable costs of professional tax and financial counseling, provided that, beginning with the 2016 calendar year, the cost of such benefits do not exceed $25,000 in any calendar year. Perquisites and other personal benefits that are not integrally and directly related to the performance of Executive’s duties and confer a direct or indirect benefit upon him that has a personal aspect may in the Company’s sole discretion, be recorded as taxable compensation to Executive and disclosed in public filings according to United States Securities and Exchange Commission (“SEC”) regulations.

5.
Vacation Time / Sick Leave. Executive will be granted 25 business days of vacation per calendar year. Unused vacation will accrue and carry over into a new calendar year during the Term and the amount attributed to accrued and unused vacation will be paid to Executive upon the termination of employment. Executive will be provided with sick leave according to the Company’s standard policies.

6.
Compliance with Company Policies. Executive shall comply with and abide by all applicable policies and directives of the Company and its subsidiaries including, without limitation, the Codes of Business Conduct & Ethics for the Company and its subsidiaries, the Supplemental Insider Trading Policies for the Company and its subsidiaries and any applicable employee handbooks or manuals. The Company and its subsidiaries may, in their sole discretion, change, modify or adopt new policies and directives affecting Executive’s employment. In the event of any conflict between the terms of this Agreement and the employment policies and directives of the Company and its subsidiaries, the terms of this

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Agreement will control. The Executive acknowledges that the Company and its subsidiary, Delek Logistics Partners, LP (“DKL”), are currently subject to SEC reporting requirements pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the continued listing requirements of the New York Stock Exchange or any other securities exchange on which the securities of the Company may be listed from time to time for public trading (collectively a “Securities Market”), and other federal securities laws and regulations applicable to publicly traded companies in the United States. As an employee, officer and director of the Company and as an officer and director of DKL, Executive will, in such capacities, be required to comply with applicable federal securities laws and regulations (including, without limitation, the reporting requirements under Exchange Act Section 16(a) and related SEC rules and regulations), Securities Market listing requirements as well as certain policies of the Company and its subsidiaries designed to comply with such laws and regulations.

7.
Confidentiality. Executive recognizes that during the course of his employment, he will be exposed to information or ideas of a confidential or proprietary nature that pertain to Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, programs and practices, customers and users and their needs, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties that has been provided to Company in confidence. All such information is deemed “confidential” or “proprietary” whether or not it is so marked. Information will not be considered Confidential Information to the extent that it is or becomes generally available to the public other than through any breach of this Agreement by or at the discretion of Executive. Nothing in this Section will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge, was known to him prior to his service to the Company or which enters the public domain other than through any breach of this Agreement by or at the discretion of Executive. Executive may also disclose such information if required by court order or applicable law provided that he (a) uses his reasonable best efforts to give the Company written notice as far in advance as is practicable to allow the Company to seek a protective order or other appropriate remedy (except to the extent that his compliance with the foregoing would cause him to violate a court order or other legal requirement), (b) discloses only such information as is required by law, and (c) uses his reasonable best efforts to obtain confidential treatment for any Confidential Information so disclosed. During Executive’s employment and for so long as the Confidential Information remains confidential or proprietary thereafter, he shall hold Confidential Information in confidence, shall use it only in connection with the performance of his duties on behalf of the Company, shall restrict its disclosure to those directors, employees or independent contractors of the Company with a need to know such Confidential Information, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than the Company without the Company’s prior written consent. However, nothing in this Agreement shall prohibit the Executive from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or require the Executive to notify the Company (or obtain its prior approval) of any such reporting. Executive shall, upon Company’s request or his termination of employment, return to the Company and/or certify in a form satisfactory to the Company the destruction of any and all written documents containing Confidential Information in his possession, custody or control. For the avoidance of doubt, Executive shall not retain any copy in any form of any Confidential Information following such request or termination.

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8.    Restrictive Covenants.

(a)	Non-Competition.

(i)
In consideration of the Confidential Information provided to Executive and the other benefits provided to him pursuant to this Agreement, Executive agrees that, if his employment ends during the Term, then, during a six- month Non-Compete Period (as defined below), he will not, without the prior written consent of the Company (which shall not be unreasonably withheld), directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any person in conducting any business, that is directly in competition with the Company’s Business (as defined below) in the Territory (as defined below). The terms of this Section 8(a) shall not apply to the passive ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange.

(ii)
For any termination except for a termination by the Company for Cause, the “Non-Compete Period” shall commence upon the date that notice of termination of employment is delivered or deemed delivered under the notice provisions of this Agreement, it being acknowledged and agreed that the Non-Compete Period may commence to run, or even completely run, during a period of time during which Executive remains employed by the Company (assuming that he continues to be so employed after the delivery of such notice of termination). In the event of a termination by the Company for Cause, the Non-Compete Period shall commence upon the date that Executive’s employment with the Company ends.

(iii)
For purposes of this Section 8(a), the “Company’s Business” means the businesses conducted by the Company or its subsidiaries at the time of the termination of Executive’s employment over which he has primary responsibility at the time of the termination of his employment (it being agreed and understood that other aspects of the businesses conducted by the Company or its subsidiaries is not within such definition).

(iv)
For purposes of Section 8(a), the “Territory” shall mean the following geographic areas as of the commencement of the Non-Compete Period (A) a 75 mile radius from any of the Company’s petroleum and biodiesel refining facilities, (B) a 75 mile radius from any of the Company’s wholesale refined products distribution facilities and (C) a 50 mile radius from any of the Company’s retail fuel and/or convenience merchandise facilities.

(b)
Non-Interference with Commercial Relationships. During Executive’s employment with the Company, and for a period of six months thereafter, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with the Company or its affiliates, nor will Executive engage in any other activity that interferes or could reasonably be expected to interfere in any material way with the commercial relationships

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between the Company and its affiliates and such customers or vendors. The foregoing covenant shall be in addition to any other covenants or agreements to which Executive may be subject.

(c)
Non-Interference with Employment Relationships. During Executive’s employment with the Company, and for a period of one year thereafter, Executive shall not, without the Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s relationship with any of its employees or independent contractors. The foregoing does not prohibit Executive (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts Executive on his/her own initiative without any direct or indirect solicitation by Executive other than customary forms of general solicitation such as newspaper advertisements or internet postings.

(d)
It is understood and agreed that the scope of each of the covenants contained in this Section 8 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of the Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative.

9.
Copyright, Inventions, Patents. The Company shall have all right, title and interest to all intellectual property (including, without limitation, graphic designs, copyrights, trademarks and patents) created by Executive during the course of Executive’s employment with the Company. Executive hereby assigns to Company all copyright ownership and rights to any work product developed by him or at his discretion and reduced to practice for or on behalf of the Company or which relate to the Company’s business during the course of the employment relationship. At the Company’s expense and for a period beginning on the Effective Date and continuing for three years following the termination of his employment, Executive shall use his reasonable best efforts to assist or support the Company to obtain, maintain, and assert its rights in such intellectual property and work product including, without limitation, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to the Company’s intellectual property rights.

10.    Termination of Employment.

(a)
Termination by Company for Cause. The Company may immediately terminate this Agreement and/or Executive’s employment at any time for Cause. Upon any such termination, the Company shall be under no further obligation to Executive hereunder except as otherwise required by law, and the Company will reserve all further rights and remedies available to it at law or in equity.

(b)
Termination by Executive for Good Reason. Within 30 calendar days after Executive becomes (or should have become) aware of the occurrence of a Good Reason during the Term, Executive may terminate this Agreement (and his employment hereunder) by providing 30 calendar days advance written notice of termination and provided that the condition remains uncured by the end of such 30-day period. After such 30-day period, Executive shall either resign his employment immediately or, if he continues in employment beyond such 30-day period, Executive shall have irrevocably waived and released any right to resign for Good Reason based upon the circumstances identified in his advance notice of termination. In the event of any such termination, Executive shall be entitled to the separation benefits under Section 10(c) as if the Company had terminated his employment without Cause. This provision shall not apply if Executive is terminated by reason of death or Disability.

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(c)
Termination At-Will by Company. Subject to the provisions of (f) below, the Company may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If the termination occurs during the Term and is other than for Cause, Executive shall be entitled to the following (in addition to all accrued compensation and benefits through the date of termination): (i) the Separation Payment, (ii) the costs of continuing family health insurance coverage under COBRA for 12 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive, (iii) the Post-Employment Annual Bonus and (iv) Accelerated Vesting upon termination. This provision shall not apply if Executive is terminated by reason of death or Disability.

(d)
Termination At-Will by Executive. Executive may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason (other than death or Disability). If Executive terminates this Agreement and his employment hereunder during the Term, Executive must provide the Company with advance written notice of termination equal to the lesser of three months or the balance of the Term (the “Required Notice”).

(i)
If Executive terminates his employment during the Term other than for a Good Reason and provides at least three months advance written notice of termination (even if the Required Notice is less than three months), Executive shall be entitled to a single lump sum payment upon termination equal to 50% of his annualized salary at the time the notice of termination is delivered and the costs of continuing family health insurance coverage under COBRA for 12 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive.

(ii)
If Executive (A) terminates his employment during the Term other than for a Good Reason without providing the Required Notice or (B) fails to render services to the Company in a diligent and good faith manner after the delivery of the Required Notice and continues or repeats such failure after receiving written notice of such failure, he shall receive compensation only in the manner stated in Section 10(a) and the Company may immediately terminate his employment. This Section 10(d)(ii) shall not apply if Executive is terminated by reason of death or Disability.

(e)
Accelerated Termination After Notice. Nothing herein shall limit the Company’s right to terminate this Agreement and/or Executive’s employment after the Company receives notice of termination from him. However, if the Company receives the Required Notice from Executive and then terminates this Agreement and/or his employment for any reason other than for Cause or under Section 10(d)(ii)(B), his employment shall terminate on (and post-employment provisions of Sections 7, 8(b), 8(c) and 9 shall be effective from) the date on which the Company terminates Executive’s employment but he shall be entitled to a single lump sum payment of the amount of such compensation, bonuses, vesting and other benefits as if his termination had been effective on the earlier of (i) the termination date specified in his notice of termination or (ii) three months following his notice of termination.

(f)	Separation Release. Notwithstanding anything to the contrary, but subject to any applicable six-month delay required by Section 18 hereof and Section 409A of the Internal Revenue Code

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of 1986, as amended (“Section 409A”), if a payment is otherwise payable to Executive hereunder, payment of such Separation Payment shall be payable in cash to him at the end of the month following the month in which his separation from service (within the meaning of Section 409A) occurs (or such later date as may be required by law). However, Executive’s right to receive the Separation Payment shall be conditioned upon (i) his execution and delivery to the Company of a Separation Release (and the expiration of any statutorily mandated revocation period) within 30 days (or such longer period as may be required by law) following the separation from service date and (ii) his continued compliance with this Agreement and any other restrictive covenants to which he is bound. If Executive fails to timely execute and deliver the Separation Release or if he timely revokes his acceptance of the Separation Release thereafter (if such revocation is permitted), he shall not be entitled to the Separation Payment and shall repay any Separation Payment received. If the foregoing consideration and revocation periods begin in one taxable year and end in a second taxable year, payment will be made in the second taxable year.

(g)
Termination upon Disability or Death. In the event that Executive’s employment ceases due to his death or Disability, Executive shall be entitled to the following (in addition to all accrued compensation and benefits through the date of termination): (i) the costs of continuing family health insurance coverage under COBRA for 12 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive, (ii) the Post-Employment Annual Bonus and (iii) Accelerated Vesting upon termination.

(h)	Definitions. The following terms shall have the following meanings as used in this Agreement:

(i)
“Accelerated Vesting” means the immediate vesting of all unvested equity awards granted to Executive under the Plans. However, any Accelerated Vesting that occurs other than in the context of a Change in Control will apply to unvested (A) performance awards on a prorated basis through the termination of employment, based on actual results evaluated after the close of the applicable performance period and payable in a lump sum at the same time as performance awards are paid to executives of the Company generally and (B) full value equity awards (e.g., restricted stock, restricted stock units and phantom units) and appreciation equity awards (e.g., non-qualified stock options and stock appreciation rights) only to the extent that such awards that would have vested if Executive’s employment had continued during a period equal to the lesser of six months following termination of employment or the balance of the Term.

(ii)
“Cause” means Executive’s: (A) fraud, gross negligence, willful misconduct involving the Company or its affiliates or willful breach of a fiduciary duty, including, without limitation, Section 7 hereof, owed to the Company or its affiliates, (B) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (C) deliberate and continual refusal to perform his duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of his supervisor provided that Executive has been given written notice of such conduct and such conduct is not cured within 30 days thereafter.

(iii)	“Good Reason” means (A) the Company materially breaches this Agreement (it being acknowledged that any failure to pay any significant compensation or benefits at the

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times due under this Agreement shall be deemed a material breach), (B) the Company significantly reduces the scope of Executive’s duties under Section 2, (C) the Company reduces Executive’s Base Compensation under Section 3 other than as part of a base compensation reduction plan generally applicable to other similar senior executive employees, (D) the Company pays base compensation to any of Executive’s subordinates at an annualized rate in excess of Executive’s then-current Base Compensation, or (E) the Company requires Executive to relocate to any location that increases his commuting distance by more than 50 miles.

(iv)	“Release Expiration Date” shall mean the date of the expiration of any and all waiting and revocation periods in the Separation Release.

(v)
“Disability” means the inability of Executive to perform the customary duties of his employment or other service with the Company or its affiliates by reason of a physical or mental incapacity or illness that is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.

(vi)
“Post-Employment Annual Bonus” shall mean the Annual Bonus to which Executive would have otherwise been entitled if his employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year, and paid upon the payment of the annual bonuses to senior executives of the Company pursuant to the Company’s annual bonus programs.

(vii)
“Separation Release” means a general release of claims against the Company (and its subsidiaries and affiliates) in a form reasonably satisfactory to Executive and the Company that pertains to all claims related to Executive’s employment and the termination of his employment and that contains appropriate anti-disparagement and continuing confidentiality covenants.

(viii)
“Separation Payment” shall mean an amount equal the sum of Executive’s Base Compensation and target Annual Bonus as in effect immediately before any notice of termination multiplied by (A) two in the case of a Change in Control and (B) one in all other cases. The Separation Payment shall be payable in a cash lump sum pursuant to Section 10(f). Executive shall have no responsibility for mitigating the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.

11.	Change in Control.

(a)
If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within two years following a Change in Control, the termination of his employment shall be deemed to have occurred in the context of a Change in Control, and he shall be entitled to the separation benefits set forth in Section 10(c); provided, however, that if the separation benefits would result in an excess parachute payment under Internal revenue Code Section 280G(a), the separation benefits shall be reduced so as not to result in an excess parachute payment.

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(b)	For purposes of this Agreement, a “Change in Control” of the Company shall mean any of the following:

(i)
Any “person” (as defined in Section 13(h)(8)(E) of the Exchange Act), other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or any successor to all or substantially all of the Company’s assets) representing more than 30% of the combined voting power of the Company’s (or such successor’s) then outstanding voting securities that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company (or such successor) in the ordinary course of business);

(ii)
As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than 51% of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii)	All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred;

(iv)	The Company’s stockholders approve a plan of liquidation or dissolution of the Company; or

(v)
During any 12 month period within the Term, Continuing Directors cease for any reason to constitute at least a majority of the Board. For this purpose, a “Continuing Director” is any person who at the beginning of the Term was a member of the Board, or any person first elected to the Board during the Term whose election, or the nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Continuing Directors then in office, but excluding any person (A) initially appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than the Board, or (B) designated by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) ) who has entered into an agreement with the Company to effect a transaction described in Section 11(b)(i) through (iv).

For the avoidance of doubt, a Change in Control shall not be deemed to have occurred under subparagraphs (i)-(v) above unless such event also constitutes a “change in control event” as such term is defined in Section 409A.

12.
Survival of Terms. The provisions of Sections 7, 8(b), 8(c), 9 and 10 shall survive the termination or expiration of this Agreement and will continue in effect following the termination of Executive’s employment for the periods described therein. If a Change in Control occurs during the Term, the provisions of Section 11 shall survive the termination or expiration of this Agreement and will continue

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in effect following the Change in Control for the periods described therein. The provisions of Section 8(a) shall survive the termination (but not the expiration) of this Agreement.

13.
Assignment. This Agreement shall not be assignable by either party without the written consent of the other party except that the Company may assign this Agreement to a subsidiary or affiliate of the Company. Any failure by the Company to assign this Agreement to an unaffiliated third party successor upon the Company’s sale or transfer of all or substantially all of its business will be considered the termination of Executive’s employment in the context of a Change in Control effective upon the closing of the applicable transaction without an assignment to the successor, which closing constitutes a Change in Control. Any failure by Executive to consent to the assignment of this Agreement to such unaffiliated third party successor will be considered the termination of his employment for a Good Reason other than in the context of a Change in Control effective upon the closing of the applicable Change in Control transaction without any assignment to the successor. For the avoidance of doubt, the parties acknowledge that the payment of any benefits under this Section 13 shall be made in accordance with the applicable provision of Section 10 or 11 of this Agreement within 30 days of the closing date of the Change in Control transaction, and no payments will be made pursuant to this Section 13 if a Change in Control transaction does not occur.

14.
No Inducement / Agreement Voluntary. Executive represents that (a) he has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Company or its agents not contained herein, (b) he has entered into this Agreement voluntarily, after having the opportunity to consult with legal counsel and other advisors of his own choosing, and (c) his assent is freely given.

15.
Interpretation. Any Section, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions. Unless expressly stated to the contrary, all references to “days” in this Agreement shall mean calendar days.

16.
Prior Agreements / Amendments. This Agreement (a) represents the entire agreement between the parties in relation to the employment of Executive by the Company on, and subsequent to, the Effective Date and (b) revokes and supersedes all prior agreements pertaining to the subject matter herein, whether written and oral, including, without limitation, the employment agreement between the parties dated November 1, 2011. However, this Agreement does not nullify or otherwise affect any prior equity awards granted to Executive. This Agreement shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by Executive and the Company.

17.
Notices. All notices of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier (e.g., FedEx, UPS, DHL, etc.) or by registered or certified mail, return receipt requested and postage prepaid, addressed to the Company at 7102 Commerce Way, Brentwood, Tennessee 37027, Attn: General Counsel, to Executive at his then-existing payroll address, or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received: (a) if by personal delivery or nationally-recognized overnight courier, on the date of such delivery and (b) if by registered or certified mail, on the third postal service day following the date postmarked.

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18.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its principles of conflicts of law. The state and federal courts for Davidson County, Tennessee shall be the exclusive venue for any litigation based in significant part upon this Agreement.

19.    Mediation / Arbitration.

(a)
Any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Executive by Company, including, without limitation, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, retaliation, defamation, tortious infliction of emotional distress, unfair competition, arbitrability and conversion (collectively a “Legal Dispute”) shall be resolved according to the following protocol:

(i)
The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association (“AAA”) and pursuant to the mediation rules and procedures promulgated by the AAA. The Company shall pay the expenses associated with the mediation.

(ii)
In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution. The parties expressly waive their rights to bring action against one another in a court of law except as expressly provided herein. In addition to remedies at law, the parties acknowledge that failure to comply with this provision shall entitle the non-breaching party to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the “National Rules for the Resolution of Employment Disputes,” or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in either Davidson or Williamson County, Tennessee. The Company shall pay the filing expenses associated with the arbitration. All other expenses and fees associated with the arbitration shall be determined in accordance with the AAA rules.

(b)
Notice of submission of any Legal Dispute to mediation shall be provided no later than one year following the date the submitting party became aware, or should have become aware of, the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.

(c)
Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Company arising in connection with Sections 7, 8 and/or 9 may be brought in any court of competent jurisdiction.

(d)
With respect to any breach or attempted breach of Sections 7, 8 and/or 9 of this Agreement, each party acknowledges that a remedy at law will be inadequate, agrees that the Company will be entitled to specific performance and injunctive and other equitable relief and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection

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herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

20.    Section 409A.

(a)
It is intended that each installment of the payments provided under this Agreement, if any, is a separate “payment” for purposes of Section 409A and the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v). Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b)
Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date his employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to him pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of his “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of his death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first business day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of his death.

(c)
In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of his employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

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(d)
For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(e)
Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A.

(f)
This Agreement is intended to comply with the applicable requirements under Section 409A and the related Treasury Regulations and guidance issued by the Department of the Treasury, as modified from time to time, including exceptions and exemptions provided for therein (the “409A Requirements”). Accordingly, this Agreement shall be administered, construed and interpreted in a manner to comply with the 409A Requirements. Specifically, and without limiting the foregoing, if any terms set forth in this Agreement are considered to be ambiguous, such terms shall be administered, construed and interpreted in a manner to comply with the 409A Requirements.

In witness whereof, the parties have executed this Agreement as of November 14, 2016.

COMPANY: DELEK US HOLDINGS, INC.        EXECUTIVE:

/s/ Donald N. Holmes                    /s/ Frederec Green
By:    Donald N. Holmes                FREDEREC GREEN
Title:    EVP of Human Resources

/s/ Amber Ervin
By:    Amber Ervin
Title:    Vice President

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